Exhibit 99.1

Nextera Enterprises, Inc.
14320 Arminta Street
Panaroma City, CA 91402
818-752-2618
www.nextera.com
December 14, 2006
Mr. Antonio Rodriquez, CPA
Malibou Lake, California
Dear Tony:
We are pleased to confirm our offer to you to join Nextera Enterprises, Inc and as its Chief Financial Officer. You will also have the title of Chief Financial Officer of Woodridge Labs Inc. This letter describes your role, our expectations, and your remuneration. This letter is given to you pending and contingent upon the completion of an acceptable background and credit check.
YOUR ROLE
You will be primarily responsible for managing the finance function, supporting our external growth initiatives, and supplying operating support to the President of Nextera and CEO of Woodridge. Your financial responsibilities will include overseeing: the public filings required of Nextera, compliance with Sarbanes Oxley, internal financial and management reporting, forecasting, treasury including cash management reporting and forecasting, and risk management as well as responsibility of working with the audit committee of the board of directors and our external auditors. You will report to and work closely with Joe Millin, President of Nextera and CEO of Woodridge
EXPECTATIONS
Your goals within the first year will include: working with Scott Weiss, Michael Muldowney COO and principal accounting officer of Nextera, and Michael Dolan, CAO of Nextera, to transition into your new role, help transition the Nextera corporate office from Boston to Los Angeles, continue to refine and improve the forecasting system, completing the budget for 2007, implementing appropriate controls regarding section 404 SOX compliance, understanding in detail any variances to budget, and evaluating the structure of the Woodridge finance function and make suggestions necessary to support the long term growth of the business.
REMUNERATION
Your base salary will be $200,000 per annum paid semi-monthly. We will review you for a change in salary annually. You will also be eligible to receive a discretionary bonus on an annual basis, up to 50% of your annual salary. You will have 15 days of paid vacation available to be earned pro rata throughout the year during your first year with the company, with an additional week added after the completion of year 2.
You will receive 200,000 options in Nextera Common stock shortly after your start. These options will be granted at the fair market value on the date of grant and will vest as follows: 50,000 shares upon issuance, and 50,000 shares on each anniversary date of your employment over a 3 year period. This grant is subject to Board approval. You will be eligible for future stock grants.
Your employee status with Nextera will be that of an ‘at-will’ employee. However, in the event your position is terminated within 6 months after a change of control, you shall be entitled to salary continuance for 6 months thereafter at the same salary level prior to such termination.
You will be eligible for our full package of benefits including retirement contributions. Presently, we have a 401K plan, in which we contribute 4% of compensation up to the statutory limit. You will also need to sign Nextera’s standard confidentiality and non-solicitation agreement.
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I am delighted about the prospects of you joining Nextera and look forward to working together.

Sincerely,		Accepted:

By:	/s/ JOE MILLIN	By:	/s/ ANTONIO RODRIQUEZ

	Joe Millin, President		Antonio Rodriquez
CC: Michael Muldowney, Scott Weiss

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